UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 9, 2011
GATX Corporation
(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	1-2328 (Commission File Number)	36-1124040 (IRS Employer Identification No.)

222 West Adams Street Chicago, Illinois 60606 (Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (312) 621-6200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 9, 2011, GATX Corporation (“GATX”) entered into a Four Year Credit Agreement (the “Credit Agreement”) with Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book managers, Bank of America, N.A., as syndication agent, PNC Bank, National Association, U.S. Bank, National Association and Bayerische Landesbank, acting through its New York branch, as co-documentation agents, Citibank, N.A., as administrative agent, and the lenders party thereto.
     The Credit Agreement increases the amount of GATX’s unsecured revolving credit facility from $550 million to $560 million and extends the initial term of the facility through May 9, 2015 with two one-year extensions that GATX may exercise on the first and second anniversary of the closing of the facility upon approval of existing or replacement lenders holding at least fifty percent of the commitments to lend under the Credit Agreement. The term extensions only bind the lenders who vote to approve the extensions, but GATX has the option to add additional lenders if the facility is not fully subscribed for the extension terms. The interest rate applicable to borrowings under the Credit Agreement will vary based on prevailing market interest rates and GATX’s credit ratings and interest elections. The Credit Agreement also provides for letters of credit.
     The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including a financial covenant related to GATX’s fixed charge coverage ratio. As is customary in such financings, the lenders may terminate their commitments, accelerate the repayment of amounts outstanding and exercise other remedies upon the occurrence of an event of default, subject to the expiration of any applicable cure period.
     The administrative agent, co-syndication agents and certain other lenders under the Amended Agreement and their respective affiliates have performed or may in the future perform various commercial banking, lending, investment banking, financial advisory, trustee, hedging or other services for GATX and affiliates, for which they have received or will receive fees and reimbursement of expenses.
     The description above is a summary of the Credit Agreement and is qualified in its entirety by the complete text of the Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement
     In connection with the entry into of the Credit Agreement, GATX terminated the Amended and Restated Five Year Credit Agreement dated as of May 15, 2007 between GATX Corporation, the lenders listed therein, and Citibank, N.A., as administrative agent.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On May 9, 2011, GATX entered into the Amended Agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits
10.1	Four Year Credit Agreement (the “Credit Agreement”) with Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book managers, Bank of America, N.A., as syndication agent, PNC Bank, N.A., U.S. Bank, National Association and Bayerische Landesbank, acting through its New York branch, as co-documentation agents, Citibank, N.A., as administrative agent, and the lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATX Corporation
Date: May 11, 2011	By:	/s/ Robert C. Lyons
Robert C. Lyons
Senior Vice President and Chief Financial Officer (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No	Description	Method of Filing

10.1	Four Year Credit Agreement (the “Credit Agreement”) with Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book managers, Bank of America, N.A., as syndication agent, PNC Bank, National Association, U.S. Bank, National Association and Bayerische Landesbank, acting through its New York branch, as co-documentation agents, Citibank, N.A., as administrative agent, and the lenders party thereto.	Filed Electronically